Exhibit 99.1

Cytec Announces Fourth Quarter 2007 and Full Year Results

Full Year 2008 Outlook Provided

WEST PATERSON, N.J.--(BUSINESS WIRE)--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the fourth quarter 2007 of $47.6 million or $0.97 per diluted share on net sales of $901 million. Included in the quarter are several special items that total $0.5 million income after-tax or $0.01 increase per diluted share and are outlined further in this release. Excluding these special items, net earnings were $47.1 million or $0.96 per diluted share.

Net earnings for the fourth quarter of 2006 were $83.4 million, or $1.70 per diluted share, on net sales of $794 million. Included in that quarter were several special items that total $46.0 million income after-tax or $0.94 increase per diluted share and are outlined further in this release. Excluding these special items, net earnings were $37.4 million or $0.76 per diluted share.

David Lilley, Chairman, President and Chief Executive Officer said, “We are pleased with our fourth quarter results, which surpassed our expectations with diluted earnings per share, after excluding special items discussed later in this release, up 26% versus same period 2006. Engineered Materials continued to benefit from higher selling volumes in the commercial aircraft sectors. In our Performance Chemicals segment, sales volume growth in the quarter was led by Mining Chemicals and Polymer Additives. In the Surface Specialties segment selling volumes were down due to the impacts of reduced demand in North America and in Europe, and our decision to exit certain low profit solvent-borne business. In addition, Building Block Chemicals showed significant increase in higher selling volumes and selling prices.”

Cytec Performance Chemicals Sales increased 9% to $192 million; Operating Earnings increased to $16.2 million.

Mr. Lilley continued, “In Cytec Performance Chemicals, overall selling volumes increased by 5% primarily due to higher mining volumes as our new technologies gain acceptance and our focus on selling more value-added products in Polymer Additives. Selling prices increased by 1% and the impact of exchange rates increased sales by 3%.”

“Operating earnings of $16.2 million were up compared to the $11.6 million in the fourth quarter of 2006. The increase is due to improved volumes in Mining Chemicals, and also due to the increased earnings in the Polymer Additives product line resulting from the higher selling volumes and the favorable benefits of a restructuring initiative taken at the end of 2006.”

Cytec Surface Specialties Sales increased 7% to $403 million; Operating Earnings increased to $20 million.

“In Cytec Surface Specialties, overall selling volumes were down by 3% with weak demand in North America and in Europe. Sales were also reduced by a decision to exit certain low profit solvent-borne products and close the Dijon manufacturing facility. However, we achieved good volume growth in Asia and Latin America. Selling prices increased by 2% and the impact of exchange rate changes increased sales by 8%.”

“Operating earnings of $20 million were up compared to the $17.6 million in the fourth quarter of 2006 and this is primarily attributable to the favorable impact of higher selling prices.”

Cytec Engineered Materials Sales increased 11% to $178 million; Operating Earnings increased to $36.1 million.

“In Cytec Engineered Materials, selling volumes increased by 9%, selling prices increased 1%, and the impact of exchange rates benefited sales by 1%. The selling volume increase was primarily in the large commercial transport, regional and business jet sectors.”

“Operating earnings of $36.1 million were up compared to the $27.2 million in the fourth quarter of 2006. The favorable impact of the higher production volumes and selling prices was partially offset by increased raw material costs and higher manufacturing costs as a result of the increased production volumes. The business also had planned increases in research and technical service expenses related to technology investments.”

Building Block Chemicals Sales increased 57% to $129 million; Operating Earnings increased to $7.2 million.

“In Building Block Chemicals, selling volumes increased by 34% and selling prices increased by 23%. The increase in selling volumes came primarily from acrylonitrile and melamine. The increase in selling prices was to recover the large cost increases in both propylene and ammonia.”

“Operating earnings increased to $7.2 million compared to $3.5 million in the fourth quarter of 2006. The increase was mostly due to the increased selling volumes and higher selling prices which more than offset higher raw material costs.”

Special Items

David M. Drillock, Vice President and Chief Financial Officer commented, “We recorded a number of special items in the fourth quarter of 2007 that total to a pre-tax charge of $2.9 million ($0.5 million income after-tax or $0.01 increase per diluted share) as follows:

  Included in Corporate and Unallocated is a net pre-tax loss on the sale of assets of $2.1 million ($2.0 million after-tax or $0.04 per diluted share) related to the final phase of the sale of the Water Treatment and acrylamide product lines to Kemira. This included a loss on the sale of our Venezuelan subsidiary and a net reduction to the final proceeds for adjustments to certain liabilities previously transferred.
  Included in manufacturing cost of sales in Corporate and Unallocated is a pre-tax charge of $1.4 million ($0.9 million after-tax or $0.02 per diluted share) for additional restructuring costs associated with our Polymer Additives manufacturing operations in West Virginia. These expenses were not accruable but anticipated when the plan was announced in the third quarter of 2007 and we expect similar charges to be recognized over the next two quarters.
  Manufacturing cost of sales in Corporate and Unallocated also includes a pre-tax charge of $0.6 million ($0.4 million after-tax or $0.01 per diluted share) for additional restructuring costs associated with our Liquid Coating Resins manufacturing facility in Connecticut. These expenses were not accruable but anticipated when the plan was announced in the third quarter of 2007 and we expect an additional $0.4 million of expenses to be recorded over the next two quarters.
  Included in manufacturing cost of sales and administrative expenses of Corporate and Unallocated is a pre-tax credit of $1.2 million ($1.1 million after-tax or $0.02 per diluted share) primarily related to a reduction in the estimated costs for the shutdown of our Dijon, France manufacturing location.
  Included in income tax expense for the quarter is a net benefit of $2.7 million ($0.06 per diluted share) primarily related to tax legislation enacted in late 2007 in a number of jurisdictions that lowered their corporate tax rate beginning in 2008, which led, under the accounting rules, to a corresponding adjustment to our deferred taxes in the fourth quarter 2007.”

"We recorded a number of special items in the fourth quarter of 2006 that total pre-tax income of $62.6 million ($46.0 million income after-tax or $0.94 increase per diluted share) as follows:

- Included in manufacturing cost of sales in Corporate and Unallocated was a pre-tax restructuring charge of $9.7 million (after-tax $9.4 million or $0.19 per diluted share). Approximately $8.4 million of the pre-tax charge related to the closure of our Cytec Surface Specialties manufacturing site in Dijon, France which produced solvent-borne alkyds and solvent-borne acrylics primarily for the European market. The remaining pre-tax $1.3 million was primarily for net restructuring charges related to our exit from a manufacturing site in New Castle, Delaware.

- We changed a U.K. pension plan from a defined benefit to a defined contribution plan and as a result we recorded a pre-tax curtailment charge of $2.6 million ($1.9 million after-tax or $0.04 per diluted share). Approximately $2.3 million of the pre-tax amount was included in the Cytec Engineered Materials segment and the remainder in the Cytec Performance Chemicals segment primarily as adjustments to manufacturing cost of sales.

- Administrative and general in Corporate and Unallocated includes integration costs of $0.5 million pre-tax ($0.4 million after-tax or $0.01 per diluted share) related to the Surface Specialties acquisition.

- Included in tax expense is a charge of $1.7 million or $0.04 per diluted share related to a taxable capital reduction in one of our Southeast Asian subsidiaries.

- Included in the sale of assets in Corporate and Unallocated is a pre-tax gain of $75.5 million (after-tax $59.6 million or $1.22 per diluted share) related to the first phase closing of the Water Treatment Acrylamide product line.

Interest Expense

Mr. Drillock continued, “Interest expense decreased in 2007 reflecting the continued good progress we have made in reducing our debt level.”

Income Tax Expense

Mr. Drillock added, “Our tax provision for the fourth quarter of 2007 was $17.6 million, or 27%, on our earnings before income taxes. Included in the amount is the aforementioned net tax benefit of $2.7 million principally for adjusting our deferred taxes primarily for recently enacted tax legislation that lowered the corporate tax rate in a number of jurisdictions beginning in 2008. Also impacting the rate for the quarter was the lack of a tax expense related to the $1.0 million reduction in the French restructuring costs, similar to the tax treatment of the French restructuring charges recorded in prior periods. In addition, the rate for the quarter was unfavorably impacted by the limited tax benefit on the charge recorded for the final phase of the previously discussed divestiture. Excluding these items, our 2007 annual underlying tax rate is approximately 30.3% versus 2006’s underlying rate of 26.8%. The increase in the 2007 annual underlying tax rate compared to 2006 is primarily due to the effect of the divestiture of the water treatment chemicals and acrylamide product lines, unfavorable changes in U.S. tax laws regarding manufacturing export incentives and changes in earnings mix by jurisdiction.”

Cash Flow

Mr. Drillock further commented, “We are again pleased with our cash flow generation in the quarter. Cash flow provided by operations was approximately $76 million for the quarter. Trade accounts receivable dollars decreased $13 million and days outstanding are flat versus the end of the third quarter. Inventory dollars increased $17 million and days on hand are 73, equal to the days on hand at the end of the third quarter. Capital spending for the quarter was $49 million, bringing our full year spending to $115 million. Our cash flow from operations for the year ended December 31, 2007 is $270 million, an increase of about $70 million from the prior year. For the full year, we reduced our outstanding debt by $99 million.”

“During the quarter we purchased 448 thousand shares of our common stock for approximately $27.7 million. For the full year, we have purchased 1.25 million shares of our common stock for approximately $77.3 million. During December 2007, we completed a $100 million stock repurchase authorization and initiated a new $100 million authorization under which we began repurchasing stock. The remaining amount on the new authorization is $92 million and we expect to continue our stock repurchase program in 2008.”

2008 Outlook

Mr. Lilley commented, “As we begin 2008 we look forward to the continued growth of our businesses as we drive to increase earnings per share this year. Despite uncertain economic conditions and increased raw material costs, we remain optimistic on our improvement opportunities and our guidance for full year diluted earnings per share is to be in a range of $4.15 to $4.35 per share, up from the 2007 adjusted diluted earnings per share of $3.90.”

“On the input side, we expect a continuation of high raw material costs. Our expectation is that cost of crude oil will be in the range of $85 to $95 per barrel and this will have an impact on propylene derivatives, some of which are in tight supply. We have also experienced a considerable rise in methanol cost, which has an impact on the formaldehyde we purchase for our amino resin products. We expect to continue to implement price increases where necessary to minimize the impact of rising raw material costs.”

“We expect some change in currencies year on year but our overall mix of business is such that changes in currencies have a relatively small impact on our overall results although within the segments it is mixed. A weak dollar benefits our Specialty Chemical segments and negatively impacts our Engineered Materials segment.”

The following comparisons to 2007 are exclusive of the special items as noted in this press release.

Mr. Lilley continued with some additional comments on the individual segments, “In Cytec Performance Chemicals, we forecast continuing volume growth across all product lines with the exception of Polymer Additives due to the recent discontinuation of some mature product lines. Raw material impact should be modest in this sector, and we plan to offset any impact by applying price increases where needed. Our full year guidance is for sales to increase in this segment by 4% which should improve operating earnings by about 10% versus 2007.”

“In Cytec Surface Specialties, we expect the demand from our coating chemical customers to be impacted by the economic environment. We forecast that conditions in the U.S. will be similar to that of 2007 and we project Europe to have modest growth of about 2%, and continued growth in Asia similar to 2007 levels. As a result, we expect sales in this segment to increase approximately 6%, with two-thirds from volume and the remainder from price. The primary growth will be driven by waterborne and environmentally friendly technologies. There will be some adverse impact on sales as a result of the exit of some smaller product lines in 2007. However, we will benefit later in the year from additional Radcure production in China as well as our new waterborne capacity in the U.S. We do have to expect continued escalation of raw material costs, and plan to offset these impacts with price increases. We remain committed to the operational excellence initiatives that are underway that will continue to contribute to our earnings improvement. The segment is expected to deliver a 10-15% increase in operating earnings versus 2007 as we drive toward our margin improvement targets.”

“In Cytec Engineered Materials, demand continues to improve due to increased aircraft production and higher usage of composite materials. We expect growing demand from the commercial aircraft of over 10%, and more modest demand growth from military, regional, and business jet. We do anticipate continued growth in demand for the next ten years, and to ensure we have the proper capacity to meet these demands we are making significant expense and capital investments in 2008. The expense investments include increased R&D and engineering staffing, start-up expenses for new units, and qualification costs for new programs and manufacturing resites to improve our ability to meet the increasing demand levels. These investments will help position us for sustained growth. Taking all the above into account, we expect sales and operating earnings to each grow by about 10% in 2008.”

“In Building Block Chemicals, we forecast a similar business environment in 2008 to 2007. The market for acrylonitrile should remain balanced and we expect to continue to benefit from improved melamine prices. In operations, we plan to take a four week maintenance outage in the acrylonitrile unit in the second quarter, which will impact our full year earnings, but otherwise we expect all production units to run at full rate. Overall our expectations for operating earnings in this segment are about $18 to $20 million in 2008.”

“Our guidance for Corporate and Unallocated is an expense of $12 million, other income/(expense) is forecasted to be expense of $2 million and equity earnings are expected to be about $4 million. We anticipate that interest expense, net, is expected to be about $37 million down from the prior year amount of $42 million and our forecast for our underlying annual tax rate for ongoing operations is a range of 30.25% to 31.0% up from 2007’s underlying annual tax rate of 30.3%. The change in the 2008 tax rate is primarily due to higher earnings in 2008 in higher tax jurisdictions, and that the U.S. has not renewed the R&D tax credit for 2008.”

“We expect to continue our strong cash flow and to maintain similar priorities for our use of cash. In order to capture our growth opportunities, we have planned more capital investments in 2008. In China, we expect to startup in the second quarter the Radcure resin product line which we began in 2007 in addition to beginning work on a composite prepreg line which will startup in 2009. In Connecticut, we are on schedule for a second quarter startup of our waterborne resin product line, and of course in South Carolina we are anticipating a three year investment in adding new carbon capacity. In addition, we have some safety and environmental projects to complete. Combining all these investments, we expect overall Capital Expenditures to rise to $180-200 million in 2008. We have $100 million of notes due this March, which we intend to repay using a combination of our cash and, if necessary, part of our unused revolver. Furthermore, we have increased our annual dividend 25% to $0.50 per share indicating our confidence in our future and to increase returns to our shareholders.”

In closing, Mr. Lilley commented, “Overall, our improvement initiatives remain on track and we are confident in the long term trends for our businesses. We will continue to be vigilant in monitoring economic conditions and raw material volatility, and will take appropriate actions to minimize their impact. We have made good progress in 2007 with our operational excellence programs to improve earnings and in our efforts to create value-added technologies for our customers. We expect to continue this approach in 2008 in order to continue to enhance shareholder value.”

Full Year Results

Net earnings for the full year ended December 31, 2007 were $206.5 million or $4.20 per diluted share on sales of $3,504 million. Included in the results for the full year ended December 31, 2007 were special items that total pre-tax income of $7.4 million ($14.6 million income after-tax or $0.30 increase per diluted share) as follows:

(a) $13.6 million pre-tax for the net gain on the sale of the water treatment product line to Kemira (after-tax $13.3 or $0.27 per diluted share) (b) a $6.3 million benefit for tax adjustments primarily related to tax rate changes in various jurisdictions ($0.13 per diluted share), (c) a $2.2 million pre-tax charge primarily for the restructure of Dijon, France manufacturing site (after-tax $2.3 million or $0.05 per diluted share), (d) a $2.6 million pre-tax charge for the restructuring of the Willow Island, West Virginia manufacturing site (after-tax $1.8 million or $0.03 per diluted share), (e) a $1.4 million pre-tax charge for restructuring of the Wallingford, Connecticut manufacturing facility (after-tax $0.9 million or $0.02 per diluted share). Excluding these special items, net earnings were $191.9 million or $3.90 per diluted share.

Net earnings for the full year ended December 31, 2006 were $195.2 million or $4.01 per diluted share on sales of $3,330 million. Included in the results for the full year ended December 31, 2006 were special items that total pre-tax income of $36.2 million ($27.1 million income after-tax or $0.56 increase per diluted share) as follows:

(a) asset impairment charges of pre-tax $29.3 million (after-tax $24.6 million or $0.51 per diluted share), (b) net restructuring charges of pre-tax $19.2 million (after-tax $16.1 million or $0.33 per diluted share), (c) a pre-tax gain of $15.7 million (after-tax $12.4 million or $0.26 per diluted share) related to resolution of a legal dispute, (d) a pre-tax charge of $1.7 million (after-tax $1.3 million or $0.03 per diluted share) for integration expenses related to the Surface Specialties acquisition, (e) a pre-tax charge of $2.2 million (after-tax $1.6 million or $0.03 per diluted share) related to a contingent liability updated study, (f) a pre-tax charge of $2.6 million (after-tax $1.9 million or $0.04 per diluted share) for a benefit plan curtailment, (g) a pre-tax gain on divestiture of two product lines of $75.5 million (after-tax $59.6 million or $1.23 per diluted share) (h) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, (i) a charge of $1.7 million or $0.04 per diluted share related to a taxable capital reduction in one of our Southeast Asian subsidiaries and (j) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these special items, net earnings were $168.1 million or $3.45 per diluted share.

Investor Conference Call to be Held on January 31, 2008 at 11:00A.M. ET

Cytec will host their fourth quarter earnings release conference call on January 31, 2008 at 11:00a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on January 31, 2008 until 11:00 p.m. ET on February 22, 2008 by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 1595418. The conference call recording will also be accessible on Cytec’s website for 3 weeks following the conference call.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Net sales	$901.2	$793.6	$3,503.8	$3,329.5
Manufacturing cost of sales	707.4	637.6	2,752.9	2,669.6
Selling and technical services	57.5	53.6	212.8	215.4
Research and process development	20.2	19.4	75.7	73.9
Administrative and general	28.8	26.1	113.2	102.9
Amortization of acquisition intangibles	10.0	9.1	38.7	37.8
(Loss)/gain on sale of assets held for sale	(2.1)	75.5	13.6	75.5
Earnings from operations	75.2	123.3	324.1	305.4
Other income (expense), net	(0.5)	(0.2)	(0.4)	12.7
Equity in earnings of associated companies	0.6	0.7	1.4	3.2
Interest expense, net	10.1	11.9	41.9	55.5
Earnings before income tax provision and cumulative effect of accounting change	65.2	111.9	283.2	265.8
Income tax provision	17.6	28.5	76.7	69.4
Earnings before cumulative effect of accounting change	47.6	83.4	206.5	196.4
Cumulative effect of accounting change (net of income tax benefit of $0.7)	-	-	-	(1.2)
Net earnings	$47.6	$83.4	$206.5	$195.2

Basic net earnings per common share:
Earnings before cumulative effect of accounting change	$0.99	$1.74	$4.29	$4.13
Cumulative effect of accounting change, net of taxes	-	-	-	(0.02)
Net earnings	$0.99	$1.74	$4.29	$4.11

Diluted net earnings per common share:
Earnings before cumulative effect of accounting change	$0.97	$1.70	$4.20	$4.03
Cumulative effect of accounting change, net of taxes	-	-	-	(0.02)
Net earnings	$0.97	$1.70	$4.20	$4.01

Dividends per common share	$0.10	$0.10	$0.40	$0.40

Weighted average shares outstanding (000 omitted)
Basic	48,099	47,845	48,150	47,453
Diluted	49,125	48,950	49,225	48,630
CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales

Cytec Performance Chemicals
Sales to external customers	$191.9	$176.4	$736.4	$865.0
Intersegment sales	0.9	1.8	5.7	7.0
Cytec Surface Specialties	403.3	375.2	1,640.4	1,523.5
Cytec Engineered Materials	177.5	160.3	669.8	601.9
Building Block Chemicals
Sales to external customers	128.5	81.7	457.2	339.1
Intersegment sales	8.0	10.0	34.9	77.1
Net sales from segments	910.1	805.4	3,544.4	3,413.6
Elimination of intersegment revenue	(8.9)	(11.8)	(40.6)	(84.1)

Net sales	$901.2	$793.6	$3,503.8	$3,329.5
			% of		% of			% of		% of
			sales		sales			sales		sales
Earnings (loss) from operations

Cytec Performance Chemicals	$16.2		8%	$11.6 (3)	7%	$71.1		10%	$68.4(3)	8%
Cytec Surface Specialties	20.0		5%	17.6	5%	99.7		6%	95.5	6%
Cytec Engineered Materials	36.1		20%	27.2 (4)	17%	132.3		20%	106.0(4)	18%
Building Block Chemicals	7.2		5%	3.5	4%	23.8		5%	19.8	5%

Earnings from segments	79.5		9%	59.9	7%	326.9		9%	289.7	8%

Corporate and Unallocated	(4.3	)(1)		63.4(5)		(2.8	)(2)		15.7(6)

Earnings from operations	$75.2		8%	$123.3	16%	$324.1		9%	$305.4	9%
(1) Includes $0.8 charge for restructurings and $2.1 reduction to gain related to the divestiture of water treatment chemicals and acrylamide product lines.

(2) Includes $6.2 charge for restructurings and $13.6 net gain related to the divestiture of water treatment chemicals and acrylamide product lines.

(3) Includes $0.3 charge for U.K. defined benefit pension curtailment.

(4) Includes $2.3 charge for U.K. defined benefit pension curtailment.

(5) Includes $8.4 restructuring charges for our manufacturing facility in Dijon, France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $1.3 for other restructuring charges, a charge of $0.5 for integration expenses related to the 2005 Surface Specialties acquisition and a gain of $75.5 related to the divestiture of water treatment chemicals and acrylamide product lines.

(6) Includes $15.5 for an asset impairment charge for our manufacturing facility in Dijon, France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $8.4 charge for restructuring in Dijon, France, $22.5 of restructuring and asset impairment charges related to our Polymer Additives product line which is part of our Cytec Performance Chemicals segment, $2.1 for other restructuring charges, $1.7 for integration expenses related to the 2005 Surface Specialties acquisition, a net charge of $2.2 related to an update of the asbestos contingent liability and a net gain of $75.5 related to the divestiture of water treatment chemicals and acrylamide product lines.
CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share amounts) (Unaudited)

	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$76.8	$23.6
Trade accounts receivable, less allowance for doubtful accounts of $4.5 and $5.1 in 2007 and 2006, respectively	584.4	510.3
Other accounts receivable	72.1	81.5
Inventories	520.0	474.6
Deferred income taxes	7.1	9.2
Other current assets	15.7	15.4
Assets held for sale	-	38.8
Total current assets	1,276.1	1,153.4
Investment in associated companies	23.8	23.3
Plants, equipment and facilities, at cost	2,022.6	1,895.5
Less: accumulated depreciation	(972.6)	(897.0)
Net plant investment	1,050.0	998.5
Acquisition intangibles, net of accumulated amortization of $139.3 and $92.1 in 2007 and 2006, respectively	484.5	486.1
Goodwill	1,104.8	1,042.5
Deferred income taxes	0.4	33.2
Other assets	122.1	93.5
Total assets	$4,061.7	$3,830.5
Liabilities
Current liabilities
Accounts payable	$316.5	$298.8
Short-term borrowings	42.0	41.8
Current maturities of long-term debt	101.4	1.4
Accrued expenses	204.4	203.8
Income taxes payable	7.4	39.3
Deferred income taxes	15.2	2.0
Liabilities held for sale	-	16.3
Total current liabilities	686.9	603.4
Long-term debt	705.3	900.4
Pension and other postretirement benefit liabilities	271.4	371.1
Other noncurrent liabilities	349.2	273.6
Deferred income taxes	119.0	105.3
Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	438.0	429.0
Retained earnings	1,356.6	1,169.1
Accumulated other comprehensive gain/(loss)	173.4	(5.7)
Treasury stock, at cost, 596,911 shares in 2007 and 510,006 shares in 2006	(38.6)	(16.2)
Total stockholders' equity	1,929.9	1,576.7
Total liabilities and stockholders' equity	$4,061.7	$3,830.5
CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Millions) (Unaudited)

Years ended December 31,	2007	2006
Cash flows provided by (used in) operating activities
Net earnings	$206.5	$195.2
Non cash items included in net earnings:
Depreciation	100.9	111.2
Amortization	44.7	41.6
Share-based compensation	12.9	13.4
Deferred income taxes	24.3	15.9
Gain on sale of assets held for sale	(13.6)	(75.5)
Asset impairment charges	1.4	29.3
Cumulative effect of accounting change	-	1.9
Other	1.9	(0.8)
Changes in operating assets and liabilities, excluding effects of divestiture:
Trade accounts receivable	(38.8)	(33.6)
Other receivables	10.1	(7.9)
Inventories	(21.7)	(54.3)
Other assets	3.9	18.6
Accounts payable	2.8	15.0
Accrued expenses	(2.0)	(9.8)
Income taxes payable	(11.7)	(6.4)
Other liabilities	(51.6)	(52.8)
Net cash provided by operating activities	270.0	201.0
Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(114.8)	(102.5)
Net proceeds received on sale of assets	38.7	206.6
Net cash provided by (used in) investing activities	(76.1)	104.1
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	222.0	241.2
Payments on long-term debt	(319.8)	(632.8)
Change in short-term borrowings	(1.2)	0.2
Cash dividends	(19.3)	(18.8)
Proceeds from the exercise of stock options	39.3	45.0
Purchase of treasury stock	(77.3)	-
Excess tax benefits from share-based payments arrangements	11.7	10.7
Other	0.4	0.1
Net cash provided by (used in) financing activities	(144.2)	(354.4)
Effect of currency rate changes on cash and cash equivalents	3.5	4.3
Increase (decrease) in cash and cash equivalents	53.2	(45.0)
Cash and cash equivalents, beginning of year	23.6	68.6
Cash and cash equivalents, end of year	$76.8	$23.6

Cytec Industries Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$47.6	$0.97
- Adjustment to gain on divestiture	2.0	0.04
- Polymer Additives restructuring charge	0.9	0.02
- Liquid Coating Resins restructuring charge	0.4	0.01
- Net restructuring credit primarily related to Dijon, France	(1.1)	(0.02)
- Tax rate adjustments in various jurisdictions	(2.7)	(0.06)
Non-GAAP Net Earnings	$47.1	$0.96

Three Months Ended December 31, 2006
	Net Earnings	Diluted EPS
GAAP Net Earnings	$83.4	$1.70
- Gain on divestiture	(59.6)	(1.22)
- Net restructuring charge	9.4	0.19
- Integration costs related to acquired businesses	0.4	0.01
- Charge related to U.K. benefit plan change	1.9	0.04
- Tax on capital reduction at an international subsidiary	1.7	0.04
- Other	0.2	0.0
Non-GAAP Net Earnings	$37.4	$0.76

Numbers may not add due to rounding

Cytec Industries Inc. and Subsidiaries Reconciliation of GAAP and Non-GAAP Measures (Cont’d) Amounts in millions except per share amounts

Full year Ended December 31, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$206.5	$4.20
- Gain on divestiture	(13.3)	(0.27)
- Polymer Additives restructuring charge	1.8	0.03
- Liquid Coating Resins restructuring charge	0.9	0.02
- Net restructuring charge, primarily related to Dijon, France	2.3	0.05
- Tax rate changes in various jurisdictions	(6.3)	(0.13)
Non GAAP Net Earnings	$191.9	$3.90

Full year Ended December 31, 2006
	Net Earnings	Diluted EPS
GAAP Net Earnings	$195.2	$4.01
- Asset Impairment charge	24.6	0.51
- Net restructuring charge	16.1	0.33
- Integration costs related to acquired business	1.3	0.03
- Charge related to UK benefit plan change	1.9	0.04
- Net charge related to contingent liability study/update	1.6	0.03
- Gain relating to a certain legal dispute	(12.4)	(0.26)
- Gain on divestiture	(59.6)	(1.23)
- Income tax benefit related to completion of prior years audits	(3.5)	(0.07)
- Tax on capital reduction at an international subsidiary	1.7	0.04
- Cumulative effect of accounting change	1.2	0.02
Non GAAP Net Earnings	$168.1	$3.45

Numbers may not add due to rounding

CONTACT:
Cytec Industries Inc.
Jodi Allen, 973-357-3283